Exhibit 16


March 25, 2009

Securities and Exchange Commission
100 F. Street, NE
Washington DC 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Vasomedical, Inc. (the Company). We have read the Company's disclosure set forth in Item 4.01 Changes in Registrants Certifying Accountants of the Company's Current Report on Form 8-K dated March 19, 2009 (the Current Report) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm, Miller Ellin & Company, LLP.


Sincerely,


/s/ Miller Ellin & Company, LLP